October 3, 2025

The Timothy Plan, a Delaware statutory trust

on behalf of Timothy Plan High Dividend Stock ETF

The Timothy Plan, a Delaware statutory trust

on behalf of Timothy Plan High Dividend Stock Enhanced ETF

1055 Maitland Center Commons

Maitland, FL 32751

Re:	Acquisition of Assets of Timothy Plan High Dividend Stock Enhanced ETF

Ladies and Gentlemen:

You have asked for our opinion as to certain Federal income tax consequences of the transactions described below.

Parties to the Transaction

Timothy Plan High Dividend Stock Enhanced ETF ( “Target Fund”) is a series of The Timothy Plan, a Delaware statutory trust (the “Trust”).

Timothy Plan High Dividend Stock ETF (the “Acquiring Fund”) is also a series of the Trust.

Description of Proposed Transaction

In the proposed transactions (the “Reorganization”), the Acquiring Fund will acquire all of the assets of the Target Fund in exchange for shares of Acquiring Fund of equivalent value and the assumption of the liabilities of Target Fund. Target Fund will then liquidate and distribute all of the Acquiring Fund shares which it holds to its shareholders pro rata in proportion to their shareholdings in Target Fund, in complete redemption of all outstanding shares of Target Fund, and promptly thereafter will proceed to dissolve.

Scope of Review and Assumptions

In rendering our opinion, we have reviewed and relied upon the Form of Agreement and Plan of Reorganization between the Trust, with respect to the Acquiring Fund, and the Trust, with respect to the Target Fund (the “Reorganization Agreement”), which is enclosed as Appendix A in a Combined Information Statement and Prospectus dated July 25,2025 (the “Information Statement”) which describes the proposed transactions, and on the information provided in the Information Statement. We have relied, without independent verification, upon the factual statements made therein, and assume that there will be no change in material facts disclosed therein between the date of this opinion and the closing of the Reorganization. We further assume that the transaction will be carried out in accordance with the Reorganization Agreement.

The Timothy Plan, a Delaware statutory trust

on behalf of Timothy Plan High Dividend Stock ETF

The Timothy Plan, a Delaware statutory trust

on behalf of Timothy Plan High Dividend Stock Enhanced ETF

October 3, 2025

Representations

Written representations have been made to us by the appropriate officers of Target Fund and Acquiring Fund, and we have without independent verification relied upon such representations in rendering our opinions.

Discussion

One of the prerequisites for a tax-free reorganization under the Internal Revenue Code is that the transaction represent a continuity of the business enterprise of the acquired entity. The assets of each Fund are substantially identical, except that the Target Fund maintains a proportionately larger cash balance than the Acquiring Fund. Management of the Acquiring Fund has represented that it will continue the business of the Target Fund by using the assets of Acquiring Fund which it acquires in the Reorganization.

Opinions

Based on and subject to the foregoing, and on our examination of the legal authority we have deemed to be relevant, we have the following opinions:

1. The transfer of all of the assets of Target Fund in exchange for shares of Acquiring Fund and assumption by Acquiring Fund of the liabilities of Target Fund followed by the distribution of said Acquiring Fund shares pro rata to the shareholders of Target Fund in liquidation of Target Fund should constitute a “reorganization” within the meaning of § 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and Acquiring Fund and Target Fund should each be “a party to a reorganization” within the meaning of § 368(b) of the Code.

Assuming that the Reorganization is a “reorganization” within the meaning of § 368(a) of the Code, and that Acquiring Fund and Target Fund are each “a party to a reorganization” within the meaning of § 368(b) of the Code, we have the following opinions:

The Timothy Plan, a Delaware statutory trust

on behalf of Timothy Plan High Dividend Stock ETF

The Timothy Plan, a Delaware statutory trust

on behalf of Timothy Plan High Dividend Stock Enhanced ETF

October 3, 2025

2. No gain or loss will be recognized by Acquiring Fund upon the receipt of the assets of Target Fund solely in exchange for Acquiring Fund shares and the assumption by Acquiring Fund of the liabilities of Target Fund.

3. No gain or loss will be recognized by Target Fund upon the transfer of its assets to Acquiring Fund in exchange for Acquiring Fund shares and the assumption by Acquiring Fund of the liabilities of Target Fund, except for (A) gain or loss that may be recognized on the transfer of “section 1256 contracts” as defined in Section 1256(b) of the Code, (B) gain that may be recognized on the transfer of stock in a “passive foreign investment company” as defined in Section 1297(a) of the Code, and (C) any other gain or loss that may be required to be recognized upon the transfer of an Asset regardless of whether such transfer would otherwise be a non-recognition transaction under the Code; and no gain or loss will be recognized by Target Fund upon the distribution of such Acquiring Fund shares to the shareholders of Target Fund in exchange for their Target Fund shares.

4. No gain or loss will be recognized by the shareholders of Target Fund upon the exchange of their Target Fund shares for Acquiring Fund shares in liquidation of Target Fund (except with respect to cash received in lieu of fractional shares).

5. The aggregate tax basis of the Acquiring Fund shares received by each shareholder of Target Fund pursuant to the Reorganization (as adjusted for amounts allocable to cash received in lieu of any fractional shares) will be the same as the aggregate tax basis of the Target Fund shares held by such shareholder immediately prior to the Reorganization, and the holding period of the Acquiring Fund shares received by each shareholder of Target Fund will include the period during which the Target Fund shares exchanged therefor were held by such shareholder (provided the Target Fund shares were held as a capital asset on the date of the Reorganization).

6. The tax basis in the hands of the Acquiring Fund of each asset acquired by Acquiring Fund in the Reorganization will be the same as the tax basis of such asset in the hands of the Target Fund immediately prior to the transfer thereof, increased by the amount of gain (or decreased by the amount of loss), if any, recognized by the Target Fund on the transfer.

7. The holding period of each asset acquired by the Acquiring Fund in the Reorganization, other than an asset with respect to which gain or loss is required to be recognized by reason of the Reorganization, will include in each instance the period during which such asset was held by the Target Fund (except where the investment activities of the Acquiring Fund have the effect of reducing or eliminating the holding period with respect to such asset).

The Timothy Plan, a Delaware statutory trust

on behalf of Timothy Plan High Dividend Stock ETF

The Timothy Plan, a Delaware statutory trust

on behalf of Timothy Plan High Dividend Stock Enhanced ETF

October 3, 2025

8. Acquiring Fund will succeed to and take into account the capital loss carryovers of Target Fund described in section 381(c) of the Code. The Acquiring Fund will take any such capital loss carryovers into account subject to the conditions and limitations specified in sections 381, 382, 383 and 384 of the Code and regulations thereunder.

No opinion will be expressed as to the effect of the Reorganization on (i) the Acquired Fund or the Acquiring Fund with respect to any asset as to which any unrealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting and (ii) any Acquired Fund or Acquiring Fund shareholder that is required to recognize unrealized gains and losses for federal income tax purposes under a mark-to-market system of accounting.

The foregoing opinions are based on the Code as in effect on the date hereof and administrative and judicial interpretations of it. No assurance can be given that the Code will not change or that such interpretations will not be revised or amended adversely, possibly with retroactive effect. This opinion letter is delivered to you in satisfaction of the requirements of Section 6.3.4 of the Reorganization Agreement. We hereby consent to the filing of this opinion as an exhibit to the Information Statement on Form N-14 relating to the Reorganization and to the use of our name and any reference to our firm in such Information Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Sullivan & Worcester LLP

SULLIVAN & WORCESTER LLP